Exhibit 10.4

FORM OF

MADISON BANK OF MARYLAND

TWO-YEAR CHANGE IN CONTROL AGREEMENT

THIS AGREEMENT is entered into as of _____________, 20___, by and between the Madison Bank of Maryland (the “Bank”), ________________________( the “Executive”) and MB Bancorp, Inc. (the “Company”), a Maryland corporation and the holding company of the Bank, as guarantor (the “Agreement”).

WHEREAS, the Bank recognizes the importance of Executive to the Bank’s operations and wishes to protect her position with the Bank in the event of a change in control of the Bank or the Company for the period provided for in this Agreement.

NOW THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1.	Term of Agreement.

(a)          The term of this Agreement shall include: (i) the initial term, consisting of the period commencing on the date of this Agreement (the “Effective Date”) and ending on the second anniversary of the Effective Date, plus (ii) any and all extensions of the initial term made pursuant to Section 1(b) of this Agreement.

(b)          Commencing on or before the first anniversary date of this Agreement, the Board of Directors of the Bank (“Board”) or designated committee of the Board shall consult with the Chief Executive Officer of the Bank for purposes of determining whether to extend the term of the Agreement beyond the expiration date set forth in Section 1(a) of this Agreement or as extended under this Section 1(b) of this Agreement.

(c)          Notwithstanding anything in this Section 1 to the contrary, this Agreement shall terminate if Executive or the Bank terminates Executive’s employment prior to a Change in Control (as defined in this Agreement).

2.	Change in Control.

(a)          Upon the occurrence of a Change in Control of the Bank or the Company followed at any time during the term of this Agreement by the termination of Executive’s employment in accordance with the terms of this Agreement, other than for Just Cause, as defined in Section 2(c) of this Agreement, the provisions of Section 3 of this Agreement shall apply. Upon the occurrence of a Change in Control, Executive shall have the right to elect to voluntarily terminate her employment at any time during the term of this Agreement following an event constituting “Good Reason.”

“Good Reason” means, unless Executive has consented in writing thereto, the occurrence following a Change in Control, of any of the following:

(i)      a material diminution of the Executive’s Base Salary (unless the reduction is part of a company-wide or executive-level restructuring of compensation),

(ii)     a material diminution of the Executive’s authority, duties, or responsibilities, or

(iii)    a change in the geographic location at which the Executive must perform services for the Bank by more than 25 miles from such location at the Effective Date.

(b)          For purposes of this Agreement, a “Change in Control” means a change in control of the Bank or the Company as defined in Internal Revenue Section 409A of the Code and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, including a “change in ownership,” “change in effective control” or “change in ownership of a substantial portion of assets.”

(c)          Executive shall not have the right to receive termination benefits pursuant to Section 3 hereof upon termination for Just Cause. The term “Just Cause” shall mean termination because of Executive’s personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation (other than traffic violations or similar offenses), final cease and desist order, or any material breach of any provision of this Agreement. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Just Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board of Directors at a meeting of the Board of Directors called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Board of Directors), finding that in the good faith opinion of the Board of Directors, Executive was guilty of conduct justifying termination for Just Cause and specifying the particulars thereof in detail. Executive shall not have the right to receive compensation or other benefits for any period after termination for Just Cause. During the period beginning on the date of the Notice of Termination for Just Cause pursuant to Section 4 hereof through the Date of Termination, stock options granted to Executive under any stock option plan shall not be exercisable nor shall any unvested stock awards granted to Executive under any stock benefit plan of the Bank, the Company or any subsidiary or affiliate thereof, vest. At the Date of Termination, such stock options and any such unvested stock awards shall become null and void and shall not be exercisable by or delivered to Executive at any time subsequent to such termination for Just Cause.

3.	Termination Benefits.

(a)          If Executive’s employment is voluntarily (in accordance with Section 2(a) of this Agreement) or involuntarily terminated within one (1) year of a Change in Control, Executive shall receive:

(i)	a lump sum cash payment equal to 18 months of Executive’s base salary. Such payment shall be based on Executive’s base salary in effect as of her

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termination date and made not later than five (5) days following Executive’s termination of employment under this Section 3.

(ii)	Continued benefit coverage under all Bank health and welfare plans which Executive participated in as of the date of the Change in Control (collectively, the “Employee Benefit Plans”) for a period of twelve (12) months following Executive’s termination of employment. Said coverage shall be provided under the same terms and conditions in effect on the date of Executive’s termination of employment. Solely for purposes of benefits continuation under the Employee Benefit Plans, Executive shall be deemed to be an active employee. To the extent that benefits required under this Section 3(a) cannot be provided under the terms of any Employee Benefit Plan, the Bank shall enter into alternative arrangements that will provide Executive with comparable benefits.

(b)          Notwithstanding the preceding provisions of this Section 3, in no event shall the aggregate payments or benefits to be made or afforded to Executive under said paragraphs (the “Termination Benefits”) constitute an “excess parachute payment” under Section 280G of the Code or any successor thereto, and to avoid such a result, Termination Benefits will be reduced, if necessary, to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive’s “base amount,” as determined in accordance with said Section 280G. The allocation of the reduction required hereby among the Termination Benefits shall first be made from any cash severance benefit due under Section 3(a)(i) of this Agreement. Nothing contained in this Agreement shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment other than pursuant to Section 3.

4.	Notice of Termination.

(a)          Any purported termination by the Bank or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(b)         “Date of Termination” shall mean the date specified in the Notice of Termination (which, in the case of a termination for Just Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given).

5.	Source of Payments.

All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank. The Company, however, unconditionally guarantees payment and provision of all amounts and benefits due hereunder to Executive and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.

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6.	Effect on Prior Agreements and Existing Benefit Plans.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement between the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement. Nothing in this Agreement shall confer upon Executive the right to continue in the employ of the Bank or shall impose on the Bank any obligation to employ or retain Executive in its employ for any period.

7.	No Attachment.

(a)         Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void and of no effect.

(b)         This Agreement shall be binding upon, and inure to the benefit of, Executive, the Bank and their respective successors and assigns.

8.	Modification and Waiver.

(a)         This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b)         No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

9.	Severability.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

10.	Headings for Reference Only.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement. In addition, references herein to the masculine shall apply to both the masculine and the feminine.

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11.	Governing Law.

Except to the extent preempted by federal law, the validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Maryland, without regard to principles of conflicts of law of that State.

12.	Arbitration.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by Executive within fifty (50) miles from the location of the Bank, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

13.	Payment of Legal Fees.

All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank, only if Executive is successful pursuant to a legal judgment, arbitration or settlement.

14.	Indemnification.

The Company or the Bank shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense and shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Company or the Bank (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs, attorneys’ fees and the cost of reasonable settlements.

15.	Successors to the Bank and the Company.

The Bank and the Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Bank or the Company, expressly and unconditionally to assume and agree to perform the Bank’s and the Company’s obligations under this Agreement, in the same manner and to the same extent that the Bank and the Company would be required to perform if no such succession or assignment had taken place.

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16.	Required Provisions.

In the event any of the foregoing provisions of this Section 16 are in conflict with the terms of this Agreement, this Section 16 shall prevail.

(a)         The Bank’s board of directors may terminate the Executive’s employment at any time, but any termination by the Bank, other than termination for Just Cause, shall not prejudice the Executive’s right to compensation or other benefits under this Agreement. The Executive shall not have the right to receive compensation or other benefits for any period after termination for Just Cause as defined in this Agreement.

(b)         If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(e)(3) or (g)(1), the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may, in its discretion: (i) pay the Executive all or part of the compensation withheld while its contract obligations were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

(c)         If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(e)(4) or (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d)         If the Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1813(x)(1), all obligations under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(e)         All obligations under this Agreement shall terminate, except to the extent determined that continuation of the Agreement is necessary for the continued operation of the Bank: (i) by the Comptroller of the Currency, or his or her designee (the “Comptroller”), at the time the Federal Deposit Insurance Corporation (FDIC) enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1823(c), or (ii) by the Comptroller at the time the Comptroller approves a supervisory merger to resolve problems related to the operations of the Bank or when the Bank is determined by the Comptroller to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

(f)         Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to, and conditioned upon, their compliance with 12 U.S.C. Section 1828(k) and FDIC Regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

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17.	Section 409A of the Code.

(a)         This Agreement is intended to comply with the requirements of Section 409A of the Code, and specifically, with the “short-term deferral exception” under Treasury Regulation Section 1.409A-1(b)(4) and the “separation pay exception” under Treasury Regulation Section 1.409A-1(b)(9)(iii), and shall in all respects be administered in accordance with Section 409A of the Code. If any payment or benefit hereunder cannot be provided or made at the time specified herein without incurring sanctions on Executive under Section 409A of the Code, then such payment or benefit shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of Section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” (within the meaning of such term under Section 409A of the Code), each payment made under this Agreement shall be treated as a separate payment, the right to a series of installment payments under this Agreement (if any) is to be treated as a right to a series of separate payments, and if a payment is not made by the designated payment date under this Agreement, the payment shall be made by December 31 of the calendar year in which the designated date occurs. To the extent that any payment provided for hereunder would be subject to additional tax under Section 409A of the Code, or would cause the administration of this Agreement to fail to satisfy the requirements of Section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law, and any such amount shall be payable in accordance with subparagraph (b) of this Agreement below. In no event shall Executive, directly or indirectly, designate the calendar year of payment.

(b)         If when separation from service occurs Executive is a “specified employee” within the meaning of Section 409A of the Code, and if the cash severance payment under Section 3(a)(i) of this Agreement would be considered deferred compensation under Section 409A of the Code, and, finally, if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available (i.e., the “short-term deferral exception” under Treasury Regulations Section 1.409A-1(b)(4) or the “separation pay exception” under Treasury Section 1.409A-1(b)(9)(iii)), the Bank or the Company will make the maximum severance payment possible in order to comply with an exception from the six month requirement and make any remaining severance payment under Section 3(a)(i) of this Agreement to Executive in a single lump sum without interest on the first payroll date that occurs after the date that is six (6) months after the date on which Executive separates from service.

(c)         If (x) under the terms of the applicable policy or policies for the insurance or other benefits specified in Section 3(a)(ii) of this Agreement it is not possible to continue coverage for Executive and his dependents, or (y) when a separation from service occurs Executive is a “specified employee” within the meaning of Section 409A of the Code, and if any of the continued insurance coverage or other benefits specified in Section 3(a)(ii) of this Agreement would be considered deferred compensation under Section 409A of the Code, and, finally, if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available for that particular insurance or other benefit, the Bank or the Company shall pay to Executive in a single lump sum an amount in cash equal to the present value of the Bank’s projected cost to maintain that particular insurance benefit had Executive’s employment not terminated. The lump-sum payment shall be made thirty (30) days after employment

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termination or, if Section 17(b) of this Agreement applies, on the first payroll date that occurs after the date that is six (6) months after the date on which Executive separates from service.

(d)         References in this Agreement to Section 409A of the Code include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Section 409A of the Code.

SIGNATURES

IN WITNESS WHEREOF, Madison Bank of Maryland and MB Bancorp, Inc. have caused this Agreement to be executed and their seals to be affixed hereunto by their duly authorized officers, and Executive has signed this Agreement, on _____________________, 20_____.

ATTEST:	MADISON BANK OF MARYLAND

By:
Corporate Secretary		On behalf of the Board of Directors

ATTEST:	MB BANCORP, INC.
(Guarantor)

By:
Corporate Secretary		For the Entire Board of Directors

[SEAL]

WITNESS:	EXECUTIVE

Corporate Secretary

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